Sheet1

CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 08/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six-month period ended August 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/06/2001	$5,000	Svenska Handelsbanken	6.98%	07/12/2001
04/19/2001	5,000	Preferred Receivable Fund	4.97	04/30/2001
05/03/2001	1,172	Greyhawk Capital Corp.	5.25	05/04/2001

Last Updated on 10/30/2001
By Win95 User